UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

 ☐    Preliminary Proxy Statement
 ☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
 ☐    Definitive Additional Materials
 ☐    Soliciting Material Pursuant to 14a-12

FinWise Bancorp
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(2) and O-11

756 East Winchester Street, Suite 100
Murray, UT 84107
April 29, 2025

Dear Fellow Shareholder:
On behalf of the Board of Directors and management of FinWise Bancorp (the “Company”), you are cordially invited to attend the 2025 Annual Meeting of Shareholders of the Company (the “Annual Meeting”). The Annual Meeting will be held at Jordan Commons Megaplex Theatres, Capra Room, 9335 South State Street, Sandy, UT 84070, Thursday, June 26, 2025, at 10:00 a.m., Mountain time.
For the Annual Meeting, we are pleased to take advantage of the “Notice and Access” rule adopted by the U.S. Securities and Exchange Commission to furnish proxy materials to shareholders over the Internet. We believe this process will provide you with an efficient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials. On or about April 29, 2025, we intend to mail to most shareholders only a Notice of Internet Availability of Proxy Materials that tells them how to access and review information contained in the proxy materials and vote electronically over the Internet. If you received only the Notice in the mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.
The attached Notice of the Annual Meeting and Proxy Statement describe in greater detail all of the formal business that will be transacted at the Annual Meeting. Directors and officers of the Company will be available at the Annual Meeting to respond to any questions that you may have regarding the business to be transacted.
The Company’s Board of Directors has determined that each of the proposals that will be presented to the shareholders for their consideration at the Annual Meeting are in the best interests of the Company and its shareholders, and unanimously recommends and urges you to vote “FOR” each Class II director nominee and “FOR” ratification of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. If any other business is properly presented at the Annual Meeting, the proxies will be voted in accordance with the recommendations of the Company’s Board of Directors.
We encourage you to attend the Annual Meeting, but if you are unable to attend, it is important that you vote in advance via the Internet, by telephone or by signing, dating and returning the proxy card you have received. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting.
On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued support.
Sincerely,
Kent Landvatter
Chief Executive Officer

FINWISE BANCORP
756 East Winchester Street, Suite 100
Murray, UT 84107

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FinWise Bancorp (the “Company”) will be held at Jordan Commons Megaplex Theatres, Capra Room, 9335 South State Street, Sandy, UT 84070, Thursday, June 26, 2025, at 10:00 a.m., Mountain time, for the following purposes:

1.To elect two Class II directors to serve for a three-year term ending at the 2027 annual meeting of shareholders or until their successor is duly elected and qualified.
2.To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
The Board of Directors (the “Board”) is not aware of any other business that will be presented for consideration at the Annual Meeting. If any other matters should be properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting for action by shareholders, the persons named in the form of proxy will vote the proxy in accordance with their best judgment on that matter.

Only shareholders of record as of the close of business on April 29, 2025 (the “Record Date”) are entitled to receive notice of, to attend and to vote at the Annual Meeting. If you are a beneficial owner as of that date, you will receive communications from your broker, bank or other nominee about the Annual Meeting and how to direct the vote of your shares, and you are welcome to attend the Annual Meeting, all as described in more detail in the attached Proxy Statement.
YOUR VOTE IS IMPORTANT. If you are unable to be present personally, please vote by telephone, internet, or by mail. Please refer to the Notice of Internet Availability or Proxy Card for information on how to vote by telephone or internet. If you choose to vote by mail, please mark, sign and date the enclosed Proxy Card, which is being solicited by the Board of Directors, and return it promptly in the envelope provided.
Important Notice Regarding Availability of Proxy Materials for the Annual Meeting. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. You may access the 2025 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2024 (“2024 Annual Report”) at our corporate website, www.finwisebancorp.com, under “Investor Relations-Financials” and at www.proxyvote.com.

By Order of the Board of Directors,

Michael C. O’Brien, Esq.
Corporate Secretary
April 29, 2025

FINWISE BANCORP
756 East Winchester Street, Suite 100
Murray, UT 84107

PROXY STATEMENT

GENERAL INFORMATION
For the 2025 Annual Meeting of Shareholders
To Be Held on June 26, 2025

Our Board of Directors is soliciting proxies to be voted at our 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 26, 2025, at 10:00 a.m., Mountain time, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders (the “Notice”) and in this Proxy Statement.
This proxy statement and the accompanying form of proxy or the Notice of Internet Availability are first being mailed to shareholders on or about April 29, 2025.
As used in this Proxy Statement, the terms “Company,” “we,” “us” and “our” refer to FinWise Bancorp, the term “Bank” refers to FinWise Bank and the terms “Board of Directors” and “Board” refers to the Board of Directors of the Company or the Bank, as the case may be.

Questions and Answers about these Proxy Materials and the Annual Meeting
Question: What is the Notice of Internet Availability of Proxy Materials that I received in the mail and why am I receiving it?
Answer: In accordance with rules adopted by the SEC, except for shareholders who have requested otherwise, we have generally mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement, the form of Proxy, and the 2024 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.
Our Board of Directors provided the Notice of Internet Availability and is making the proxy materials available to you in connection with the Annual Meeting, to be held on Thursday, June 26, 2025. As a shareholder of record as of April 29, 2025 (the “Record Date”), you are invited to attend the Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.
Question: What information is contained in this Proxy Statement?
Answer: This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and most highly paid executives, and certain other required information.
Question: Can I access the Company’s proxy materials and 2024 Annual Report electronically?
Answer: Yes. The Proxy Statement, form of proxy card and 2024 Annual Report are available at the Company’s website, www.finwisebancorp.com, under “Investor Relations-Financials”.
Question: What does it mean if I receive more than one Notice of Internet Availability or set of proxy materials?
Answer: It means that your shares are registered differently or are in more than one account. Please provide voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.
Question: Who is soliciting my vote pursuant to this Proxy Statement?
Answer: Our Board is soliciting your vote at the Annual Meeting.

Question: Who is entitled to vote?
Answer: Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.
Question: How many shares are eligible to be voted?
Answer: As of the Record Date, we had 13,214,827 shares of common stock issued and outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each of the two Class II director nominees to be elected and one vote on each other matter to be voted on at the Annual Meeting.
Question: What am I voting on?
Answer: You are voting on the following matters:
•The election of two Class II director nominees. Our Class II director nominees are Kent Landvatter and Howard I Reynolds; and
•The ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
Question: How does the Board recommend that I vote?
Answer: Our Board recommends that shareholders vote their shares as follows:
•“FOR” each Class II director nominee; and
•“FOR” the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
Question: How many votes are required to hold the Annual Meeting and what are the voting procedures?
Answer: Quorum Requirement: As of the Record Date, 13,214,827 shares of the Company’s common stock were issued and outstanding. A majority of the outstanding shares entitled to vote at the Annual Meeting, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.
Required Votes: Each outstanding share of our common stock is entitled to one vote on each proposal at the Annual Meeting. If there is a quorum at the Annual Meeting, the matters to be voted upon by the shareholders require the following votes for such matter to be approved:
•Election of Directors. Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of shareholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Abstentions will have no effect on the outcome of this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of at least the majority of the shares for which votes are cast at the Annual Meeting is required for ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Abstentions will not be counted as votes cast and, therefore, will not affect the outcome.
If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the Nasdaq Stock Market, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as Proposal 2, the ratification of the appointment of our independent registered public accounting firm. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters such as Proposal 1, the election of directors.
Question: What is the difference between a shareholder of record and a “street name” holder?
Answer: These terms describe how your shares are held. If your shares are registered directly in your name with our stock transfer agent, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the shareholder of record of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If this is the case, then the proxy statement and proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.
Question: How can I vote my shares in person and participate at the Annual Meeting?
Answer: You are entitled to attend the Annual Meeting only if you are a shareholder of record as of the close of business on April 29, 2025, the Record Date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of company stock on the Record Date. This can be:
•a brokerage statement or letter from a bank or broker indicating ownership on April 29, 2025,
•a proxy card,
•a voting instruction form, or
•a legal proxy provided by your broker, bank or nominee.
Any holder of a proxy from a shareholder must present the proxy card, properly executed, and a copy of the proof of ownership. Shareholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.
Shares held in your name as the shareholder of record may be voted during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted during the Annual Meeting in accordance with the instructions from your broker, bank or other nominee. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.
For you to vote the shares that you beneficially own and that are held in “street name,” you must provide us with a copy of a legal proxy from the broker, bank, or other nominee that was the record holder of your shares held in “street name” as of 5:00 p.m. Mountain Time on the Record Date, confirming that you were the beneficial owner of those shares as of 5:00 p.m. Mountain Time on the Record Date, stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that broker, bank, or other nominee, and appointing you as the record holder’s proxy to vote the shares covered by that proxy at the Annual Meeting. To obtain instructions on how to provide the nominee-issued proxy to us in advance of the Annual Meeting, you should contact Michael O’Brien, Corporate Counsel of FinWise Bancorp by telephone at (801) 501-7200 or at the following address: FinWise Bancorp, 756 East Winchester, Suite 100, Murray UT 84107, Attn: Corporate Counsel.
Question: How can I vote my shares without attending the Annual Meeting?
Answer: If you are the shareholder of record, you may vote by one of the following three methods as instructed on the Notice of Internet Availability and proxy card:
•Via the Internet;
•By telephone; or
•By mail.

If you elect to vote by mail, you may mark, sign, date and mail the proxy card you received from us in the return envelope.
Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board.
If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive the proxy materials. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee.
Question: How may I cast my vote over the Internet or by telephone?
Answer: Voting over the Internet: If you are a shareholder of record, you may use the Internet to transmit your vote up until 11:59 P.M., Eastern Time, June 25, 2025 (the day before the Annual Meeting). Visit www.proxyvote.com and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
Voting by Telephone: If you are a shareholder of record, you may call toll-free 1-800-690-6903 and use any touch-tone telephone to transmit your vote up until 11:59 P.M., Eastern Time, June 25, 2025 (the day before the Annual Meeting). Have your proxy card in hand when you call and then follow the instructions.
If you hold your shares in “street name,” that is through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.
Question: How may a shareholder nominate someone at the Annual Meeting to be a director or bring any other business before the Annual Meeting?
Answer: The Company’s Amended and Restated Bylaws (the “Bylaws”) require advance notice to the Company if a shareholder intends to attend an annual meeting of shareholders in person and to nominate someone for election as a director or to bring other business before the meeting. Such a notice may be made only by a shareholder of record within the time period established in the Bylaws and described in each year’s proxy statement. See “Shareholder Proposals for the 2026 Annual Meeting” beginning on page 34.
Question: How may I revoke or change my vote?
Answer: If you are the record owner of your shares, and you completed and submitted a proxy card, you may revoke your proxy at any time before it is voted at the Annual Meeting by:
•submitting a new proxy card with a later date,
•delivering written notice to our Corporate Secretary on or before June 26, 2025 (the Annual Meeting date), stating that you are revoking your proxy,
•attending the Annual Meeting and voting your shares in person, or
•if you are a record owner of your shares and you submitted your proxy by telephone or via the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be.
Please note that attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy.
If you own your shares in “street name,” you may later revoke your voting instructions by informing the bank, broker or other holder of record in accordance with that entity’s procedures.
Question: Who is paying for the costs of this proxy solicitation?
Answer: The Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.
Question: Where do I find the voting results of the Annual Meeting?
Answer: The voting results will be disclosed in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.
Question: How can I obtain the Company’s Corporate Governance information?
Answer: Our Corporate Governance information is available on our website at www.finwisebancorp.com under the Investor Relations-Governance section. Our shareholders may also obtain written copies at no cost by writing to us at FinWise Bancorp, 756 East Winchester Street, Suite 100, Murray, UT 84107, Attention: Investor Relations, or by calling 877-794-2410.
Question: How do I request electronic or printed copies of this and future proxy materials?
Answer: You may request and consent to delivery of electronic or printed copies of this and future proxy statements, annual reports and other shareholder communications by
• visiting www.proxyvote.com;
• calling 1-800-579-1639, toll-free in the United States and Canada;
• sending an email to sendmaterial@proxyvote.com.
When requesting copies of proxy materials and other shareholder communications, you should have available the 16-digit control number located on the Notice of Internet Availability or proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

PROPOSAL 1: ELECTION OF DIRECTORS

Classification of the Company’s Directors
The Company’s Board has established the current size of the Board at nine members. The Board is divided into three classes of directors serving staggered three-year terms. One Class II director position will be vacant after the Annual Meeting, as Thomas E. Gibson, Jr. has elected not to be re-nominated to the Board of Directors at the Annual Meeting, and this position is not up for election at this time. One class of directors is elected by our shareholders at each annual shareholders’ meeting for a term of three years, and the elected directors hold office until their successors are elected and qualified or until such director’s earlier death, resignation or removal.
•The Class I directors are James N. Giordano, Jeana Hutchings and Alan Weichselbaum, and their terms will expire at the 2027 Annual Meeting;
•The Class II directors are Thomas E. Gibson, Jr., Kent Landvatter and Howard I. Reynolds, and their terms will expire at the 2025 Annual Meeting.
•The Class III directors are Gerald E. Cunningham, Susan Ehrlich and Lisa Ann Nievaard, and their terms will expire at the 2026 Annual Meeting;
Election Procedures; Term of Office
At each annual meeting of shareholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. Any change in the Board resulting from an increase or decrease in the number of directors will be distributed by the Board among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Nominees for Election as Directors
Our Board has approved the nomination of Kent Landvatter and Howard I. Reynolds for re-election as Class II directors. Thomas E. Gibson, Jr. has informed the Board that he intends to retire from the Board upon the conclusion of his current term expiring at the Annual Meeting and, therefore, will not stand for re-election at the Annual Meeting. The Board has determined to leave his seat vacant at this time.
Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “Qualifications of 2025 Director Nominees and Continuing Directors.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 TO ELECT TWO DIRECTORS OF THE COMPANY

QUALIFICATIONS OF 2025 DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Class II Director Nominees:

Kent Landvatter
Mr. Landvatter joined the Company and the Bank in September 2010 and has served as the Chief Executive Officer of the Company since then and Chairman of the Board of Directors of the Company since October 2022. Mr. Landvatter also serves as Executive Chairman of the Bank. Mr. Landvatter has over 40 years of financial services and banking experience, including experience with distressed banks and serving as the president of two de novo banks, Comenity Capital Bank and Goldman Sachs Bank, USA. Mr. Landvatter received his Bachelor of Science and his Master of Business Administration from University of Utah. As a result of these and other professional experiences, we believe Mr. Landvatter possesses knowledge and experience regarding banking, finance and general business that strengthen our Board of Directors’ collective qualifications, skills and experience.

Age: 70

Director Since: 2010

Howard I. Reynolds
Mr. Reynolds was one of the founding investors of the Bank in 1999. He served as the Chairman of the Bank’s Board of Directors for the first 10 years and of the Company at its inception in 2003. He currently serves as the Vice Chairman and Lead Independent Director. Mr. Reynolds has extensive experience working with multiple companies negotiating long term contracts, including serving from 1990 to 2017 as the Chief Operating Officer of Pride Transport Inc., a common carrier of temperature controlled commodities. As a result of these and other professional experiences, we believe Mr. Reynolds possesses knowledge and experience regarding banking, finance and general business that strengthen our Board of Directors’ collective qualifications, skills and experience.

Age: 68

Director Since: 2002

Committees:
Audit; Compensation; Nominating & Corporate Governance (Chair)

Continuing Class I Directors:

James N. Giordano
Mr. Giordano was appointed to our Board of Directors in June 2017. He started his career on Wall Street where he had worked for 17 years in both institutional and retail trading and sales. He led the team that was responsible for pricing and selling, and later trading in over 100 initial public offering transactions. He is one of the pioneers in the litigation finance industry and a founder of American Legal Finance Association. Mr. Giordano currently serves as the Chief Executive Officer of Cambridge Medical Funding Group LLC and Care Cap Plus LLC, a financial technology company that has developed innovative models in the medical finance payment industry and has been involved in medical finance for over 15 years. Mr. Giordano received Bachelor of Arts in Biology from Harvard College. As a result of these and other professional experiences, we believe Mr. Giordano possesses knowledge and experience regarding banking, finance and general business that strengthen our Board of Directors’ collective qualifications, skills and experience.

Age: 67

Director Since: 2017

Committees:
Nominating & Corporate Governance; Compensation (Chair)

Jeana Hutchings
Ms. Hutchings was appointed to our Board of Directors in October 2020. Ms. Hutchings began her career as a registered nurse, working in hospitals as well as certain other areas of healthcare industry, transitioning to the financing of healthcare in insurance company operations and sales. She started at Diversified Insurance Benefit Services in 2003 and became managing partner in 2006, successfully growing the employee benefits division from $1.5 million to a $12 million benefits practice, which was acquired by IMA Financial Group in 2021. Since that time, Ms. Hutchings has served as Executive Vice President of IMA Financial Group. She continues to specialize in creating unique alternative funding strategies for businesses trying to manage ever increasing healthcare and benefit costs. Ms. Hutchings received her BSN from the University of Utah. As a result of these and other professional experiences, we believe Ms. Hutchings possesses knowledge and experience regarding finance and general business that strengthen our Board of Directors’ collective qualifications, skills and experience.

Age: 60

Director Since: 2020

Committees:
Audit (Chair); Compensation

Alan Weichselbaum
Mr. Weichselbaum was appointed to our Board of Directors in May 2015. He served on the board until May 2021. Mr. Weichselbaum was reappointed to our Board of Directors in October 2022. Mr. Weichselbaum began his career at Price Waterhouse where he became a Certified Public Accountant before moving to Wall Street as a sell-side analyst and hedge fund manager. In 2010, Mr. Weichselbaum started a consulting firm called The Wexus Group that provides financial consulting services to small to midsize businesses. He is currently serving as CEO and Founder of The Wexus Group. Mr. Weichselbaum received his Masters in Business Administration from the New York University in 1999. As a result of these and other professional experiences, we believe Mr. Weichselbaum possesses knowledge and experience regarding banking, finance and general business that strengthen our board of directors’ collective qualifications, skills and experience.

Age: 61

Director Since: 2015

Continuing Class III Directors:

Gerald E. Cunningham
Mr. Cunningham was one of the founding investors of the Bank in 1999. He has served as a director on the Bank’s Board of Directors since its inception in 1999 and on the Company’s Board of Directors since its inception in 2003. Mr. Cunningham has a background in business management, credit, finance and commercial and residential real estate construction. He owned Stonewood Inc., a commercial and residential construction firm from 1995 to 2020. He joined Goldcrest Homes as their Purchasing Manager in October 2020. As a result of these and other professional experiences, we believe Mr. Cunningham possesses knowledge and experience regarding banking, finance and general business that strengthen our Board of Directors’ collective qualifications, skills and experience.

Age: 67

Director Since: 2002

Committees:
Audit

Susan Ehrlich
Ms. Ehrlich was appointed to our Board of Directors in July 2024. Ms. Ehrlich has over 25 years of experience and successful achievements in lending, banking and payments across fintech, financial services and retail. Since 2022, Ms. Ehrlich has served as Partner of Core Innovation Capital, an early-stage fintech venture capital firm. From 2018 to 2021, Ms. Ehrlich served as the chief executive officer of Earnest, a student loan refinance and student lending fintech company. Ms. Ehrlich has also served on the Board of Directors for the Boeing Employees Credit Union (BECU), and Petal Card, a startup fintech which sold to Empower. She has also served as the Board Chair of the Financial Health Network (formerly CFSI) and was a member of the Consumer Advisory Council of the Federal Reserve in Washington. Ms. Ehrlich holds a B. A. with honors from Brown University and an M.B.A. from the Harvard Business School. As a result of these and other professional experiences, we believe Ms. Ehrlich possesses knowledge and experience regarding fintech lending and payments and technology-driven organizations that strengthen our Board of Directors’ collective qualifications, skills and experience.

Age: 58

Director Since: 2024

Committees:
Audit

Lisa Ann Nievaard
Ms. Nievaard was appointed to our Board of Directors in July 2020. Ms. Nievaard has over 20 years of experience in strategic marketplace planning, operations management and brand development. Ms. Nievaard started with Coca-Cola in 2001 and served most recently as the general manager of franchise leadership at Coca-Cola North America, where she collaborated with multiple bottling partners to develop and to execute long-term sustainable growth plans to increase franchise value and shareholder value. Ms. Nievaard retired from Coca-Cola in 2023. Prior to joining Coca-Cola, Ms. Nievaard worked in brand strategy and media management. Beginning in 2025, Ms. Nievaard has worked in national and international business outreach for The Church of Jesus Christ of Latter-Day Saints. Ms. Nievaard received her degree in Marketing and Business Management from Brigham Young University. As a result of these and other professional experiences, we believe Ms. Nievaard possesses knowledge and experience regarding general business that strengthen our Board of Directors’ collective qualifications, skills and experience.

Age: 56

Director Since: 2020

Committees:
Compensation; Nominating & Corporate Governance

EXECUTIVE OFFICERS WHO ARE NOT SERVING AS DIRECTORS

Set forth below is information regarding each of our current executive officers who are not directors of the Company, including their title, age and brief biography describing each executive officer’s business experience.

Name	Age	Position
James F. Noone	46	President of the Company and President and CEO of the Bank
Robert Wahlman	69	Chief Financial Officer and Executive Vice President of the Company and the Bank
Michael O’Brien	53	Chief Compliance & Risk Officer, Corporate Counsel, Corporate Secretary and Executive Vice President of the Company and the Bank
Richard Thiessens	44	Chief Technology Officer and Executive Vice President of the Bank
Robert Keil	55	Chief FinTech Officer and Executive Vice President of the Bank
Natasha L. Clayton	42	Chief Operating Officer and Executive Vice President of the Bank

James F. Noone. Mr. Noone joined the Bank in February 2018 and was named Executive Vice President and Chief Credit Officer in June 2018 becoming Chief Strategy Officer in November 2022 and President of the Bank in March 2023. He was named as Chief Executive Officer of the Bank in March 2025. Mr. Noone has over 20 years of financial services experience including commercial and investment banking as well as private equity. Prior to joining the Bank, Mr. Noone served as Executive Vice President of Prudent Lenders, an SBA service provider from 2012 to 2018.

Robert Wahlman. Mr. Wahlman joined the Company and the Bank in March 2024 as the Executive Vice President and Chief Financial Officer. Mr. Wahlman has over 35 years of total experience in the banking industry, including nearly 20 years as a Chief Financial Officer of both private and publicly listed bank holding companies. Most recently, Mr. Wahlman served as the Chief Financial Officer of Axiom Bank and Axiom Bancshares, Inc., where he was Chief Financial Officer from December 2021 to March 2024 and played a key role in restoring the bank to profitable operations. From January 2019 to December 2021, Mr. Wahlman worked as an independent consultant advising potential bank investors and serving as interim chief financial officer for financial services companies, and as an adjunct accounting instructor at Clemson University. During his extensive banking career, Mr. Wahlman has helped lead growing organizations with public company reporting responsibilities, demonstrating a strength in building finance teams supportive of achieving the company’s vision while controlling its financial risks. During his career, Mr. Wahlman has also served on three bank boards of directors.

Michael O’Brien. Mr. O’Brien joined the Company and the Bank in September 2021 as Chief Compliance & Risk Officer, Corporate Counsel, Corporate Secretary and Executive Vice President. Mr. O’Brien has over 25 years of legal, compliance and risk management experience in the financial services industry. He practiced law in New York and Washington, D.C. with nationally recognized law firms prior to legal positions with E*TRADE Financial and Sallie Mae Bank. Mr. O’Brien also previously served as Corporate Counsel and Chief Compliance Officer of EnerBank USA, a Utah industrial bank, from 2011 to 2014, as Chief Compliance Officer and Corporate Counsel of Snap Finance from 2015 to 2018, and as Founding Attorney of O’Brien Corporate & Financial Law from 2018 to 2021. He is currently licensed to practice law in Utah and Washington, D.C.

Richard Thiessens. Mr. Thiessens joined FinWise in 2019 and has served as Senior Vice President and Chief Technology Officer since 2021 and has been responsible for creating and utilizing various forms of technology to deliver on the Bank’s strategic plans. He was named Executive Vice President in February 2024. He oversees the Company’s Information Systems, Cyber Security, Data Services and Project Management. Mr. Thiessens’ career spans more than two decades in Information Technology. Prior to joining FinWise, he co-founded Array Technology, an IT services and security consulting company that was rebranded to become Braintrace and ultimately acquired by Sophos. He also led the infrastructure, data and cyber security teams at EnerBank USA through rapid growth and significant change.

Robert Keil. Mr. Keil joined FinWise in 2023 as Senior Vice President and Chief Fintech Officer, leading existing customers, business line strategy, and growth initiatives within the bank’s Strategic Programs line of business. He was named Executive Vice President in February 2024. Mr. Keil holds over 25 years of experience in Payments and the Banking as a Service (BaaS) industry. Prior to joining the Bank, Mr. Keil was SVP and Chief Payments Officer at Sutton Bank from October 2021 to February 2023. Prior to that, he served as Vice President of Fintech and Emerging Payments at Fiserv from November 2017 to July 2021 as well as various roles with US Bank and Wells Fargo.

Natasha L. Clayton. Ms. Clayton joined FinWise in 2022 as Vice President, Director of Change Management and became Vice President of Operations in July 2023. Ms. Clayton served as Interim Chief Operating Officer and Senior Vice President from January 2024 through October 2024, and she was named Executive Vice President and Chief Operating Officer at that time. Prior to joining the Bank, Ms. Clayton served in various roles at EnerBank USA and its successor, Regions Bank, including as Vice President, Organizational Change Manager from January 2018 to May 2022.

CORPORATE GOVERNANCE

Corporate Governance Principles and Board Matters

Corporate Governance Guidelines.

We are committed to sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our Board of Directors has adopted Corporate Governance Guidelines, which set forth the framework within which our Board of Directors, assisted by the committees of our Board of Directors, directs the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of our Board of Directors, director independence, compensation of directors, management succession and review, committees of our Board of Directors and selection of new directors. Our Corporate Governance Guidelines are available on our website at www.finwisebancorp.com under the “Investor Relations-Governance” tab.

Director Qualifications.

We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. When considering potential director candidates, our Board of Directors also considers the candidate’s character, judgment, diversity, skill set, age, specific business background and global or international experience in the context of our needs and those of the Board of Directors.

Director Independence.

Pursuant to Rule 5605(b)(1) of the Nasdaq Rules, a majority of the members of the Board must be “independent directors” as that term is defined by Nasdaq Rule 5605(a)(2). Our Board of Directors has evaluated the independence of its members based upon the rules of the Nasdaq Stock Market and the SEC. Applying these standards, our Board of Directors has affirmatively determined that seven directors are “independent directors” under the applicable rules of the Nasdaq and the SEC. The independent directors of the Company are Gerald E. Cunningham, Susan Ehrlich, Thomas E. Gibson, Jr., James N. Giordano, Jeana Hutchings, Lisa Ann Nievaard, and Howard I. Reynolds.

Election of Directors.

In accordance with the terms of our Articles, our Board of Directors is elected by our shareholders on a staggered basis at each annual shareholders’ meeting for a term of three-years and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal.

Leadership Structure.

The Boards of Directors of the Company and the Bank have 12 regularly scheduled meetings per year.

Our Board of Directors does not have a formal policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. It is the Board of Directors’ view that rather than having a rigid policy, the Board of Directors, with the advice and assistance of the Nominating & Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure does not separate the offices of Chief Executive Officer and Chairman of the Board, with Kent Landvatter serving as both. Our Chairman has been closely involved with the Company since 2010 and has served as Chief Executive Officer since that time. Given his unique knowledge, experience and relationship with both the Board and management, the Board believes the combined role of Chairman and Chief Executive Officer promotes effective strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. The Board also believes the combined role of Chairman and Chief Executive Officer, together with a Lead Independent Director having the duties described below, provides significant value to the Company and is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.

Lead Independent Director.

Howard I. Reynolds, an independent director who serves as Chairman of the Nominating & Corporate Governance Committee, was elected by the Board of Directors to serve as the Lead Independent Director. As Lead Independent Director, Mr. Reynolds presides over all Board meetings when the Chairman is not present and meetings of the non-management directors held in executive session. Mr. Reynolds serves as a liaison between the Chairman and the independent directors and consults with the Chairman on major corporate decisions, strategy and Board meeting agendas.

The Lead Independent Director is nominated by the Nominating & Corporate Governance Committee and elected by the Board. When nominating and electing the Lead Independent Director, the Board considers, among other things, candidates’ independence in accordance with Nasdaq listing standards and other applicable laws and regulations, knowledge of the Board, the Company, and banking industry, familiarity with corporate governance best practices and procedures, ability to achieve consensus and alignment among independent directors and between independent directors and the Chairman and ability to work effectively and constructively with and advise the Chairman.

Code of Ethics.

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. This code provides fundamental ethical principles to which these individuals are expected to adhere and operates as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, our Company. Our Code of Business Conduct and Ethics is available on our website at www.finwisebancorp.com under the “Investor Relations-Governance” tab. Any amendments to our Code of Business Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website, as well as by any other means required by Nasdaq rules or the SEC, including by filing a Current Report on Form 8-K.

Insider Trading Policy.

Our Board of Directors has adopted an Insider Information, Market Communications and Securities Trading Policy and Procedures (“Insider Trading Policy”) governing the purchase, sale, and/or other dispositions of Company securities by directors, officers and employees. The Board of Directors has concluded that such Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company.

Among other requirements, our Insider Trading Policy prohibits directors, officers and employees of the Company from buying or selling the Company’s securities while in possession of material non-public information. Furthermore, it is the Company’s policy to comply with insider trading laws, including with respect to the Company’s transactions in its own securities. More information regarding such Insider Trading Policy can be found in Exhibit 19.1 to our 2024 Annual Report.

Timing of Equity Grants.

The Company did not grant any stock options or similar option-like instruments during 2024 to any of our named executive officers. Our policy is to not grant stock options or similar awards in anticipation of the release of material non-public information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and not time the public release of such information based on the grant dates of stock options option or similar awards. In addition, our Board of Directors and Compensation Committee do not take material non-public information into account when determining the terms of stock options or similar awards.

Compensation Recoupment Policy.

As a matter of policy, our Board of Directors has determined that incentive compensation awards that are made on the basis of financial metrics should contain clawback provisions that would allow the Company to recoup awards under certain circumstances such as a material misstatement of financial results. In June 2023, the SEC approved a final rule directing national securities exchanges and associations, including Nasdaq, to implement listing standards that require listed companies to adopt policies mandating the recovery or “clawback” of excess incentive-based compensation earned by a current or former executive officer during the three fiscal years preceding the date the listed company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Nasdaq’s listing standards pursuant to the SEC's rule became effective for incentive-based compensation received on or after on October 2, 2023. The company adopted a Compensation Recoupment Policy pursuant to Nasdaq listing standards on November 28, 2023.

Employee, Officer and Director Hedging.

Certain transactions in the Company’s equity securities, or which are linked to the value of the Company’s equity securities, may be considered short term or speculative in nature. Our Board of Directors discourages directors, officers and employees from engaging in derivative or speculative transactions involving unvested Company stock, including hedging, holding unvested stock in a margin account, or pledging unvested stock as collateral for a loan. However, the Board of Directors has not implemented a policy that prohibits directors and officers from engaging in derivative or speculative transactions.

Compensation Committee Interlocks and Insider Participation.

None of the members of our Compensation Committee are or have been one of our officers or employees. In addition, none of our executive officers serves or has served as a member of the Compensation Committee or other

Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Risk Management and Oversight.

Our Board of Directors oversees our risk management process, which is a company-wide approach to risk management that is carried out by our management. Our full Board of Directors determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk within their specific area of concern. Our Board of Directors monitors capital adequacy in relation to risk and risks related to information security. Pursuant to our Board of Directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board of Directors and its committees.

Shareholder Communications and Annual Meeting Attendance.

Shareholders may communicate with our Board by contacting Board of Directors, c/o Michael O’Brien, Corporate Counsel, FinWise Bancorp, 756 East Winchester Street, Suite 100, Murray, UT 84107. All communications will be forwarded directly to the Chairman of the Board for consideration.

The Board members are not required to attend our annual meetings of shareholders. However, all directors are encouraged to attend every annual meeting of shareholders as we believe that the annual meeting is an opportunity for shareholders to communicate directly with directors. If you would like an opportunity to discuss issues directly with the members of the Board, please consider attending this year’s Annual Meeting. At our 2024 Annual Meeting of Shareholders, all of our directors (who were serving as such) were in attendance.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established standing committees to assist the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. In addition, certain of the Company’s Directors also serve or have served on the Bank’s Audit Committee and Loan Committee.

	Audit	Compensation	Nominating & Corporate Governance
Gerald E. Cunningham	X
Susan Ehrlich	X
Thomas E. Gibson, Jr.			X
James N. Giordano		Chair	X
Jeana Hutchings	Chair	X
Kent Landvatter
Lisa Ann Nievaard		X	X
Howard I. Reynolds	X	X	Chair
Alan Weichselbaum
Number of Meetings in 2024	8	4	4

Audit Committee. The members of our Audit Committee are Ms. Hutchings (Chairwoman), Messrs. Cunningham and Reynolds and Ms. Ehrlich. Our Board of Directors has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (1) each of the members of our Audit Committee is an “independent director” under Nasdaq Stock Market rules, (2) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) each of the members has the ability to read and understand fundamental financial statements. In addition, our Board of Directors has determined that Ms. Ehrlich is a financial expert and has the financial sophistication required by the rules of the Nasdaq Stock Market due to her experience and background. Our Board of Directors has also determined that Ms. Ehrlich qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements and, in that regard, assists the Board of Directors in its oversight of the integrity of our financial statements, the selection, engagement, management and performance of our independent auditor that audits and reports on our consolidated financial statements, the performance of our internal audit function, the review of reports of bank regulatory agencies, monitoring management’s compliance with the recommendations contained in those reports and our compliance with legal and regulatory requirements related to our financial statements and reporting. Among other things, our Audit Committee has responsibility for:

•overseeing the quality and integrity of the Company’s financial reporting processes, financial statements, and systems of internal accounting and financial controls;
•overseeing the annual independent audit of the Company’s financial statements and internal control over the Bank’s financial reporting, and selecting and reviewing the performance of our independent auditor and approving, in advance, all engagements and fee arrangements;
•reviewing reports from the independent auditor, at least annually, regarding its internal quality control procedures and any material issues raised by the most recent internal quality-control or peer review or by governmental or professional authorities, and any steps taken to deal with such issues and obtaining and reviewing each inspection report issued by the Public Company Accounting Oversight Board;

•reviewing the independence of our independent auditor and setting policies for hiring employees or former employees of our independent auditor and for audit partner rotation and independent auditor rotation in accordance with applicable laws, rules and regulations;
•resolving any disagreements regarding financial reporting between management and the independent auditor;
•overseeing and evaluating the performance of our internal audit function and review;
•reviewing operating and control issues identified in internal audit reports, management letters, examination reports of regulatory agencies and monitoring management’s compliance with recommendations contained in those reports;
•meeting with management and the independent auditor to review the effectiveness of our system of internal controls and internal audit procedures, and to address any deficiencies in such procedures;
•monitoring management’s compliance with all applicable laws, rules and regulations;
•reviewing our earnings releases and reports filed with the SEC;
•preparing the Audit Committee report required to be included in the proxy statement relating to our annual meeting of shareholders;
•reviewing the adequacy and effectiveness of our accounting and financial controls, including guidelines and policies for assessing and managing our risk exposure;
•establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;
•reviewing actions by management on recommendations of the independent auditors and internal auditors;
•reviewing and approving or ratifying related party transactions in accordance with our policies and procedures;
•reviewing reports and recommendations provided by senior management or third party consultants retained by the committee related to the Company’s financial, operational, credit, strategic, market, investment, liquidity, reputational and compliance risks;
•reviewing significant aggregate risk concentrations and other escalations, and approving significant corrective actions recommended by senior management;
•conducting an annual evaluation of the performance of the Audit Committee and the adequacy of its charter and recommending to our Board of Directors any changes that it deems necessary; and
•handling such other matters as are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit Committee is available on our website at www.finwisebancorp.com, under the “Investor Relations-Governance” tab.

Compensation Committee. The members of our Compensation Committee are Messrs. Giordano (Chairman) and Reynolds, and Mses. Hutchings and Nievaard. Our Board of Directors has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under the Nasdaq rules.

Our Board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee assists the Board of Directors in its oversight of our overall compensation structure, policies and programs and assessing whether such structure meets our corporate objectives, the compensation of our named executive officers and the administration of our compensation and benefit plans.

Among other things, our Compensation Committee has responsibility for:
•reviewing and determining, and recommending to the Board of Directors for its confirmation, the annual compensation, annual incentive compensation and any other matter relating to the compensation of our named executive officers; all employment agreements, severance or termination agreements, change in control agreements to be entered into between any executive officer and us;
•reviewing and comparing compensation practices of any relevant peer group in order to assist in the committee’s evaluation of the appropriateness of the Company’s compensation practices and programs;
•reviewing and determining, and recommending to the Board of Directors for its confirmation, the annual compensation, modifications to our philosophy and compensation practices relating to compensation of our directors and management;
•reviewing and determining, and recommending to the Board of Directors for its confirmation, the establishment of performance measures and the applicable performance targets for each performance-based cash and equity incentive award to be made under any benefit plan;
•taking all actions required or permitted under the terms of our benefit plans, with separate but concurrent authority;
•reviewing, approving and administering each of our benefit plans, and performing such other duties and responsibilities as may be assigned to the Compensation Committee under the terms of such plans;
•reviewing with our Chief Executive Officer the compensation payable to employees other than the named executive officers, including equity and non-equity incentive compensation and other benefits and our total incentive compensation program envisioned for each fiscal year;
•reviewing the performance of our executive officers for each fiscal year;
•overseeing the administration of our equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to our Board of Directors relating to these matters;
•overseeing and making recommendations to the Board of Directors regarding the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and golden parachute compensation, and the requirement under the Nasdaq rules that, with limited exceptions, shareholders approve equity compensation plans;
•conducting an annual evaluation of the performance of the Compensation Committee and the adequacy of its charter and recommending to the Board of Directors any changes that it deems necessary; and
•handling such other matters as are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee is available on our website at www.finwisebancorp.com, under the “Investor Relations-Governance” tab.

Nominating & Corporate Governance Committee. The members of our Nominating & Corporate Governance Committee are Messrs. Reynolds (Chairman), Gibson and Giordano and Ms. Nievaard. Our Board of Directors has evaluated the independence of each of the members of our Nominating & Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating & Corporate Governance Committee meets the definition of an “independent director” under the Nasdaq rules.

The Nominating & Corporate Governance Committee assists the Board of Directors in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the Board of Directors of the Company and each of our subsidiaries, monitoring the composition and functioning of the standing committees of the Board of Directors of the Company and each of our subsidiaries, developing, reviewing and monitoring the corporate governance policies and practices of the Company and each of our subsidiaries.

Among other things, our Nominating & Corporate Governance Committee is responsible for:
•reviewing the performance of our Boards of Directors of the Company and each of our subsidiaries;
•identifying, assessing and determining the qualification, attributes and skills of, and recommending, persons to be nominated by our Board of Directors for election as directors and to fill any vacancies on the Boards of Directors of the Company and each of our subsidiaries;
•reviewing the background, qualifications and independence of individuals being considered as director candidates, including persons proposed by our shareholders;
•reviewing and recommending to our Board of Directors each director’s suitability for continued service as a director upon the expiration of his or her term and upon any material change in his or her status;
•reviewing the size and composition of the Board of Directors of the Company and each of our subsidiaries and recommending any appropriate changes to reflect the appropriate balance of required independence, knowledge, experience, skills, expertise and diversity;
•monitoring the function of our standing committees and recommending any changes, including the director assignments, creation or elimination of any committee;
•developing, reviewing and monitoring compliance with our corporate governance guidelines and the corporate governance provisions of the federal securities laws and the listing rules applicable to us;
•investigating any alleged violations of such guidelines and the applicable corporate governance provisions of federal securities laws and listing rules, and reporting such violations to our Board of Directors with recommended corrective actions;
•reviewing our corporate governance practices in light of best corporate governance practices among our peers and determining whether any changes in our corporate governance practices are necessary;
•considering any resignation tendered to our Board of Directors by a director and recommend the acceptance of such resignation if appropriate; reviewing, at least annually, with the principal executive officer, the succession plans relating to the position of principal executive officer;
•reviewing, at least annually, with the principal executive officer, the succession plans relating to the position of principal executive officer;
•considering questions of possible conflicts of interest involving directors, including operations that could be considered competitive with our operations or otherwise present a conflict of interest;
•overseeing our director orientation and continuing education programs for the Board of Directors;
•reviewing its charter and recommending to our Board of Directors any modifications or changes; and
•handling such other matters as are specifically delegated to the Nominating & Corporate Governance Committee by our Board of Directors from time to time.

Our Nominating & Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Nominating & Corporate Governance Committee is available on our website at www.finwisebancorp.com, under the “Investor Relations-Governance” tab.

In carrying out its functions, the Nominating & Corporate Governance Committee has developed qualification criteria for all potential nominees for election, including incumbent directors, Board nominees and shareholder nominees to be included in the Company’s future proxy statements. These criteria may include the following attributes:
•adherence to high ethical standards and high standards of integrity;
•sufficient educational background, professional experience, business experience, service on other boards of directors and other experience, qualifications, diversity of viewpoints, attributes and skills that will allow the candidate to serve effectively on the Board of Directors and the specific committee for which he or she is being considered;
•evidence of leadership, sound professional judgment and professional acumen;
•evidence the nominee is well recognized in the community and has a demonstrated record of service to the community;
•a willingness to abide by any published code of conduct or ethics for the Company and to objectively appraise management performance;
•the ability and willingness to devote sufficient time to carrying out the duties and responsibilities required of a director;
•any related party transaction in which the candidate has or may have a material direct or indirect interest and in which we participate; and
•the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board of Directors that is effective, collegial and responsive to the needs of the Company and the interests of our shareholders.
The Nominating & Corporate Governance Committee also evaluates potential nominees for the Company’s Board of Directors to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are “independent” in accordance with applicable SEC and Nasdaq rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the Nominating & Corporate Governance Committee considers the diversity of the Company’s directors and nominees in terms of knowledge, experience, age, skills, expertise and other factors that may contribute to the effectiveness of the Company’s Board of Directors.

Prior to nominating or, if applicable, recommending an existing director for re-election to the Company’s Board of Directors, the Nominating & Corporate Governance Committee considers and reviews the following attributes with respect to each sitting director:
•attendance and performance at meetings of the Company’s Board of Directors and the committees on which such director serves;
•length of service on the Company’s Board of Directors;
•experience, skills and contributions that the sitting director brings to the Company’s Board of Directors;
•independence and any conflicts of interest; and
•any significant change in the director’s status, including with respect to the attributes considered for initial membership on the Company’s Board of Directors.

Board and Committee Meetings and Executive Sessions

Our Board held 17 meetings during fiscal year 2024. During fiscal year 2024, the Board had three separately designated standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee.

In fiscal year 2024, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which that person served as a director) and (2) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

It is the Company’s policy that the independent directors of the Company generally meet in executive sessions without management at least twice on an annual basis in conjunction with regularly scheduled Board meetings. Executive sessions at which the independent directors meet with the Chief Executive Officer also may be scheduled.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides information regarding the beneficial ownership of our common stock as of April 21, 2025 for:
•each of our directors and named executive officers;
•all of our directors and executive officers, as a group; and
•each other person known to us to be the beneficial owner of more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us by each person named in the table below, that such persons have sole voting and investment power with respect to all shares of common stock that they beneficially own.

The percentage of beneficial ownership is based on 13,214,827 shares of our voting common stock outstanding as of April 21, 2025.

Unless otherwise noted, the address for each shareholder listed on the table below is: c/o FinWise Bancorp, 756 East Winchester Street, Suite 100, Murray, UT 84107.

Name	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
Greater than 5% Shareholders
AllianceBernstein L.P.(1)	949,327	7.2%
Jarret Prussin(2)	756,430	5.7%
Menachem Wilenkin(3)	829,614	6.3%

Directors, Nominees and Named Executive Officers
Gerald E. Cunningham(4)	194,691	1.5%
Susan Ehrlich	1,600	*
Thomas E. Gibson, Jr.(5)	66,587	*
James N. Giordano(6)	444,707	3.4%
Jeana Hutchings(7)	32,287	*
Kent Landvatter(8)	1,174,032	8.7%
Lisa Ann Nievaard(7)	22,087	*
James F. Noone(9)	450,877	3.4%
Howard I. Reynolds(10)	262,335	2.0%
Robert Wahlman	35,000	*
Alan Weichselbaum	53,342	*
All Directors, Nominees and Executive Officers as a Group (15 Persons)(11)	2,938,447	21.3%

*	Denotes less than 1%
(1)
According to a Schedule 13G filed with the SEC on February 14, 2024, AllianceBernstein L.P., is reported as having sole voting and dispositive power with respect to 949,327 shares of common stock as of that date. The address of Alliance Bernstein,L.P. is 501 Commerce Street, Nashville, TN 37203.

(2)
According to a Schedule 13G filed with the SEC on February 6, 2024, Jarret Prussin is reported as having shared voting and dispositive power with respect to 756,430 shares of common stock as of that date. The address of the reporting persons is c/o Business Funding Group, LLC, 84 West Park Place, Stamford, CT 06901.

(3)
According to a Schedule 13G filed with the SEC on February 6, 2024, Menachem Wilenkin is reported as having shared voting and dispositive power with respect to 829,614 shares of common stock as of that date. The address of the reporting persons is c/o Business Funding Group, LLC, 84 West Park Place, Stamford, CT 06901.

(4)	Includes 84,462 shares owned in a trust over which Mr. Cunningham has voting and dispositive power and 39,000 shares of our common stock underlying vested options.
(5)	Includes 39,000 shares of our common stock underlying vested options.
(6)
Includes 12,000 shares of our common stock underlying warrants owned by a limited liability company as to which Mr. Giordano shares voting and dispositive power and 39,000 shares of our common stock underlying vested options.

(7)	Includes 9,000 shares of our common stock underlying vested options.
(8)	Includes 70,200 shares of common stock held by Mr. Landvatter’s individual retirement account and 219,910 shares of our common stock underlying vested options.
(9)	Includes 120,728 shares of our common stock underlying vested options.
(10)	Includes 190,248 shares owned by a corporation as to which Mr. Reynolds shares voting and dispositive power and 39,000 shares of our common stock underlying vested options.
(11)	Includes 552,426 shares of our common stock underlying vested options.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table sets forth compensation paid or awarded to, or earned by, each of our directors (except for Mr. Landvatter, whose compensation is disclosed under “Summary Compensation Table” below) during 2024:

Name	Retainer Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Gerald E. Cunningham	70,350	40,005	—	110,355
Susan Ehrlich	24,533	20,000	—	44,533
Thomas E. Gibson, Jr.	70,350	40,005	—	110,355
James N. Giordano	77,100	40,005	—	117,105
Jeana Hutchings	77,100	40,005	—	117,105
Lisa Ann Nievaard	73,050	40,005	—	113,055
Howard I. Reynolds	94,050	40,005	—	134,055
Alan Weichselbaum	67,650	40,005	—	107,655

(1)
Represents the grant date fair value of restricted stock awards calculated in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718 (“FASB ASC Topic 718”). The amounts reported may not reflect the actual economic value realized by each director. The total grant date fair market value of the restricted stock awarded to directors was approximately $0.3 million for the year ended December 31, 2024.

During 2024, the the Company’s non-employee directors’ compensation program was based on annual retainers. Pursuant to this program, approximately 35% of the compensation payable to a non-employee director was paid in the form of restricted shares of our common stock.

For the year ended December 31, 2024, the directors of the Company, other than Mr. Landvatter, received retainer fees as follows:

Board-Related Fees

	Cash Compensation
	Retainer ($)
Director Role	Monthly	Annual	Total Cash ($)
Normal Outside Director	5,833	70,000	70,000
Lead Independent Director	7,083	85,000	85,000
Committee Chairs of the three standing Committees	750	9,000	9,000
Committee Members (non-Chair) of the three standing Committees	300	3,600	3,600

Ms. Ehrlich, who became a member of the Board and Audit Committee on July 16, 2024, received a pro rata portion of such cash compensation for her service for the year ended December 31, 2024.

EXECUTIVE OFFICER COMPENSATION

Our named executive officers for the fiscal year ended December 31, 2024, which consist of our principal executive officer and the Company’s two other most highly compensated executive officers are:
•Kent Landvatter, Chief Executive Officer of the Company and Executive Chairman of the Bank;
•James F. Noone, President of the Company and President and CEO of the Bank; and
•Robert Wahlman, Chief Financial Officer of the Company and the Bank.
Our executive compensation program is designed to attract, motivate and retain a talented team of executives who will enable us to compete successfully with other banks. We seek to accomplish this goal in a way that aligns our executives’ interests with those of our shareholders and encourages and rewards our executives for achievement of the Company's annual and longer-term performance objectives.
Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our named executive officers for the years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Kent Landvatter Chief Executive Officer of the Company and Executive Chairman of the Bank	2024	$569,331	$402,500	$913,500	$—	$37,400	$1,922,731
	2023	$558,462	$253,578	$483,280	$118,735	$31,580	$1,445,635

James F. Noone President of the Company and President and CEO of the Bank	2024	$470,833	$300,000	$710,500	$—	$19,494	$1,500,827
	2023	$442,500	$428,980	$207,120	$50,886	$18,027	$1,147,513

Robert Wahlman Chief Financial Officer of the Company and the Bank	2024	$315,847	$300,000	$355,250	$—	$198,632	$1,169,729

(1)	The stock awards granted in 2024 vest over the first five anniversaries of the grant date of May 28, 2024. The 2024 amounts represent the aggregate grant date fair value of stock awards granted in that year, calculated in accordance with FASB ASC Topic 718.
(2)	The stock awards granted in 2023 vest over the first three anniversaries of the grant date of April 18, 2023 based on achievement of specified levels of the Bank’s return on average assets. The 2023 amounts represent the aggregate grant date fair value of stock awards granted in that year, calculated in accordance with FASB ASC Topic 718. The grant date fair value of the stock award was $8.63 per share.

(3)
The option awards granted in 2023 vest over the first three anniversaries of the grant date of April 18, 2023 based on achievement of specified levels of the Bank’s return on average assets. The 2023 amounts represent the aggregate grant date fair value of options granted in that year, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in the Summary of Significant Accounting Policies note and the Stock-Based Compensation note to our consolidated financial statements in our 2024 Annual Report. The resulting grant date fair value of the stock options was $4.11 per share.

(4)	“All Other Compensation” for the named executive officers is further described below.

ALL OTHER COMPENSATION

Name and Principal Position	Year	401(k) Match ($)	Health & Welfare(1) ($)	Other ($)	Total ($)
Kent Landvatter Chief Executive Officer of the Company and Executive Chairman of the Bank	2024	$14,646	$22,754	$—	$37,400
	2023	$13,200	$18,380	$—	$31,580

James F. Noone President of the Company and President and CEO of the Bank	2024	$14,192	$5,302	$—	$19,494
	2023	$13,200	$4,827	$—	$18,027

Robert Wahlman Chief Financial Officer of the Company and the Bank	2024	$8,246	$5,386	$185,000	$198,632

(1)	A portion of these amounts includes health or medical reimbursement benefits that are not generally available to all salaried employees. Such additional health and medical benefits are in excess of the benefits generally available to all salaried employees.

Narrative Discussion of Summary Compensation Table

General. We have compensated our named executive officers through a combination of base salary, cash bonuses, equity awards and other benefits, including certain perquisites. Each of our named executive officers has substantial responsibilities relating to our day-to-day operations. Each year, the Compensation Committee conducts an evaluation of each named executive to determine if changes in the officer’s compensation are appropriate taking into account the named executive’s performance and contributions to the performance of the Company. In evaluating compensation for our named executives, the Compensation Committee reviews tally sheets and other summaries that include the following information:
•Salary and cash bonus compensation for prior years;
•Equity-based compensation awards for prior years;
•Vested and unvested equity-based compensation held; and
•The value of benefits and perquisites.
The Compensation Committee selected and directly retained Hunt Financial Group (“Hunt Financial”), an independent compensation consultant, to review the Company’s executive compensation program for competitiveness as to levels and methods of compensation and to advise on current trends and issues in executive compensation. The Compensation Committee also retained Hunt Financial for assistance in evaluating compensation and performance metrics of peer companies; advising on different compensation mechanisms; and responding to other issues raised by the Compensation Committee. Hunt Financial selected companies that are active in the fintech industry for our peer group, rather than traditional community or commercial bank holding companies.
Base Salary. The Compensation Committee reviews and approves base salaries of our named executive officers. In setting the base salary of each named executive officer for the periods presented above, the Compensation Committee relied on market data provided by Hunt Financial. Salary levels are typically considered annually as part of our regularly scheduled performance review process and otherwise upon a promotion or other change in job responsibility.
Cash Bonuses. Messrs. Landvatter, Noone and Wahlman are also eligible to receive an annual cash bonus based on our achievement of various metrics or as determined by our Board of Directors in its discretion. Annual incentive awards are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the corresponding year. Our Board of Directors has discretion to determine whether and in what amounts any such bonuses will be paid in a given year.
On March 21, 2023, our Board, acting on the recommendation of the Compensation Committee, adopted an executive compensation program for the Company’s executive officers which, in addition to base salary and a long-term incentive plan, includes a cash bonus plan (the “Cash Bonus Plan”) that was used to calculate cash bonuses that became payable with respect to 2023 and beyond. The Cash Bonus Plan is intended to align pay with financial performance and shareholder value creation by basing cash bonuses on the achievement of specified levels of pre-tax net income. Such bonuses may range from 0% of the target bonus amounts to maximum bonus amounts to be established based on an aggregate bonus pool determined utilizing actual pre-tax net income realized by the Company. Actual bonus amounts are calculated by linear interpolation of the target pre-tax net income amount and are subject to discretionary adjustments by the Board of Directors.
For 2024, the amounts payable under the Cash Bonus Plan ranged from $0 to the maximum bonus amount for Mr. Landvatter based on a target bonus of $575,000, from $0 to the maximum bonus amount for Mr. Noone based on a target bonus of $400,000 and from $0 to the maximum bonus amount for Mr. Wahlman based on a target bonus of $300,000.
The Compensation Committee can reduce the bonus for all employees covered by the Cash Bonus Plan collectively by up to 25% if it determines, in its sole discretion, that inappropriate risk was taken by the Company. In addition, the Committee retains the ability to assess the incentive plan outcomes and determine if any discretionary adjustments should be considered for any covered employee to best align with overall performance and shareholder interests.
Equity Awards. The FinWise Bancorp 2019 Stock Plan and 2016 Stock Plan (“the Plans”) are described more fully below and in Note 10, Stock-Based Compensation, in the 2024 Annual Report. The Plans authorize the Compensation Committee to establish the terms and conditions of various forms of incentive awards, subject to the terms of each plan. Our Board of Directors has also issued equity awards that are not subject to either of the Plans, but intends to grant all future equity awards under the Plans or a successor plan. We believe all equity awards granted to our named executive officers, whether issued pursuant to or separate from a plan, help align the interests of management and our shareholders and reward our executive officers for improved Company performance. Commencing with the 2022 equity grants (except with respect to 2024), vesting has generally been based on both continued service and achievement of specified levels of the Bank’s return on average assets. In April 2025, the Board of Directors, upon the recommendation of the Compensation Committee and Hunt Financial, determined that all future equity awards will vest only if the Bank’s return on average assets for the most recent annual period (ending December 31st) prior to the applicable vesting date exceeds the FDIC industry average for that annual period.

FinWise Bank 401(k) Plan. The Bank’s 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees of the Bank. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Our named executive officers may elect to participate in the Bank’s 401(k) Plan on the same basis as all other employees.
Health and Welfare Benefits. Our named executive officers are eligible to participate in the same benefit plans of the Bank designed for all of the Bank’s full-time employees, including health, dental, vision, disability and basic group life insurance coverage. The Bank covers 100% of the health care and dental insurance costs of Messrs. Landvatter, Noone, and Wahlman. The Bank also reimburses copayments and other healthcare expenses for the aforementioned executives but not the Bank’s other employees. The purpose of the Bank’s employee benefit plans is to help attract and retain quality employees, including executives, by offering benefit plans like those typically offered by our competitors.
Perquisites. We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on these periodic reviews, perquisites are awarded or adjusted on an individual basis.

Agreements with Named Executive Officers

Except as described below, we do not have any employment agreements with our named executive officers.

Kent Landvatter Non-qualified Stock Option Agreement

The Company is party to a Non-qualified Stock Option Agreement, dated as of December 24, 2019 (the “Landvatter NSO Agreement”), with the Company’s Chairman and Chief Executive Officer, Mr. Landvatter. The Landvatter NSO Agreement and the stock option granted thereunder (the “Landvatter Option”), to the extent not previously exercised, will expire on December 24, 2029, subject to earlier termination in the event of Mr. Landvatter’s termination of employment. The Landvatter NSO Agreement provides for the issuance of a maximum of 40,914 shares of the Company’s common stock for an exercise price of $3.64 per share pursuant to the exercise of the Landvatter Option. The Landvatter Option vested and became exercisable over four years. The Landvatter NSO Agreement is not subject to any of the provisions of the Employee Retirement Security Act of 1974, as amended, nor is it a qualified plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Landvatter Option is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. The Landvatter Option was not granted under the Plans.

James Noone Non-qualified Stock Option Agreement

The Company is party to a Non-qualified Stock Option Agreement, dated as of January 1, 2021 (the “Noone NSO Agreement”), with the Company’s President, Mr. Noone. The Noone NSO Agreement and the stock option granted thereunder (the “Noone Option”), to the extent not previously exercised, will expire on January 1, 2031, subject to earlier termination in the event of Mr. Noone’s termination of employment. The Noone NSO Agreement provides for the issuance of a maximum of 60,000 shares of the Company’s common stock for an exercise price of $4.50 per share pursuant to the exercise of the Noone Option. The Noone Option is fully vested and exercisable as of the grant date. The Noone NSO Agreement is not subject to any of the provisions of the Employee Retirement Security Act of 1974, as amended, nor is it a qualified plan under section 401(a) of the Internal Revenue Code. The Noone Option is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. The Noone Option was not granted under the Plans.

James Noone 2022 Retention Bonus Arrangement

On May 17, 2022, the Board approved a Letter Agreement, dated as of May 17, 2022 (the “Letter Agreement”), by and between the Bank and Mr. Noone for a retention bonus arrangement with Mr. Noone, in the amount of $520,000, less applicable deductions and withholdings (the “Retention Bonus”). The Letter Agreement is the definitive written agreement for the retention bonus arrangement approved by the Compensation Committee of the Board on March 29, 2022. The Retention Bonus is advanced and payable in cash in two equal payments, the first of which was made on April 1, 2022, and the second of which was made on March 31, 2023.

Robert Wahlman Employment Offer Letter

In January 2024, we entered into an employment offer letter with Mr. Wahlman providing for, among other things, an annual base salary of $400,000, a 2024 target cash bonus of $150,000 and a 2024 grant of restricted stock of the Company having a value of $150,000 pursuant to the Company’s 2019 Stock Option Plan or other equity incentive plan of the Company. Mr. Wahlman’s cash bonus and restricted stock grant were subject to the achievement of specified performance levels and other conditions determined by the Board of Directors or the Compensation Committee. Pursuant to the offer letter, Mr. Wahlman also received a one-time relocation bonus of $185,000, which was paid in cash.

In lieu of the grant of restricted stock, Mr. Wahlman received a cash payment of $150,000 in 2025.

2016 and 2019 Stock Plans

The Company maintains two stock incentive plans, the 2016 Stock Plan (the “2016 Plan”) and the 2019 FinWise Bancorp Stock Plan (the “2019 Plan” and together with the 2016 Plan, the “Stock Plans”). The 2016 Plan became effective on April 20, 2017 and will terminate on April 20, 2027, and the 2019 Plan became effective on June 20, 2019 and will terminate on June 26, 2034. The purpose of the Stock Plans is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees, directors and consultants and to promote the success of our business. Both of the Stock Plans permit us to grant options and restricted stock as determined and administered by our Compensation Committee.

Our Stock Plans are administered by our Compensation Committee. Among other powers, our Compensation Committee has full and exclusive power to interpret the Stock Plans, grant awards, and to determine the number of shares of common stock that will be subject to the awards. Our Compensation Committee, in its sole discretion, may grant incentive stock options, nonstatutory stock options and restricted stock under each of the Stock Plans. Incentive stock options can be granted only to our employees or employees of the Bank and nonstatutory stock options and restricted stock can be granted to employees, directors and consultants. Our Compensation Committee will determine the term of each option, which cannot exceed 10 years from the grant date and the exercise price per share for options, provided that the exercise price can never be less than the fair market value of the underlying shares of common stock on the date of grant.

Our Compensation Committee may, at any time and from time to time and in any respect, terminate, amend or modify each of the Stock Plans, including to ensure that the Stock Plans and each award granted under the Stock Plans comply with applicable law, regulations and stock exchange rules, provided that no amendment (other than a capital adjustment) may adversely affect any outstanding award without the written consent of the participant holding such outstanding award. Such termination, amendment or modification may be without shareholder approval except with respect to any action that is treated as a “repricing” of an option under generally accepted accounting principles or to the extent that such approval is required by the Internal Revenue Code, or pursuant to the rules under Section 16 of the Exchange Act or under any other applicable laws, rules or regulations.

If a change in control (as defined in the Stock Plans) occurs in which the Company is not the surviving corporation (or the Company survives only as a subsidiary of another corporation), the treatment of any and all outstanding awards that are not exercised or paid at the time of the change in control will be determined by our Compensation Committee in its sole discretion, which could entail each award being assumed, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation) or the vesting of all or any portion of any award upon the occurrence of the change of control.

The 2016 Plan provides for the issuance, pursuant to options or as restricted stock, of a maximum of 299,628 shares of our common stock. Shares of common stock related to any unexercised or unvested awards granted under the 2016 Plan that terminates or expire, or are subsequently forfeited or cancelled for any reason, will become available for re-grant under the 2016 Plan.

The 2019 Plan provides for the issuance, pursuant to options or as restricted stock, of a maximum of 1,780,000 shares of our common stock (comprised of 600,000 shares initially authorized under the 2016 Plan, 180,000 shares authorized by the 2021 amendment and restatement, 500,000 shares authorized by the 2022 amendment and restatement and 500,000 shares authorized by the 2024 amendment and restatement). Shares of common stock related to any unexercised or unvested awards granted under the 2019 Plan that terminate or expire, or are subsequently forfeited or cancelled for any reason, will also become available for re-grant under the 2019 Plan.

Outstanding Equity Awards at December 31, 2024

The following table sets forth, on an award by award basis, information concerning option awards held by the named executive officers at December 31, 2024.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Kent Landvatter	12/24/2019(1)	40,914	—	—	$3.64	12/24/2029
Kent Landvatter	12/23/2019(2)	137,400	—	—	$3.64	12/23/2029
Kent Landvatter	6/9/2022(5)	14,902	—	7,450	$13.04	6/9/2032
Kent Landvatter	4/18/2023(5)	9,622	—	19,244	$8.63	4/18/2033
James F. Noone	12/24/2019(3)	45,774	—	—	$3.64	12/24/2029
James F. Noone	1/1/2021(4)	60,000	—	—	$4.50	1/1/2031
James F. Noone	6/9/2022(5)	4,470	—	2,236	$13.04	6/9/2032
James F. Noone	4/18/2023(5)	4,124	—	8,247	$8.63	4/18/2033

(1)	The stock options vest 20% immediately then ratably on a monthly basis over the next forty-eight months from the grant date.
(2)	Stock option award granted pursuant to the 2019 Plan. The stock options vest 20% immediately then ratably on a monthly basis over the next forty-eight months from the grant date.
(3)	Stock option award granted pursuant to the 2019 Plan. The stock options vest 20% immediately then ratably on a monthly basis over the next thirty-eight months from the grant date.
(4)	The stock options vested immediately upon grant.
(5)	Stock option award granted pursuant to the 2019 Plan. The stock options vest based on achievement of specified levels of the Bank’s return on average assets.

The following table sets forth, on an award by award basis, information concerning unvested restricted stock awards held by the named executive officers at December 31, 2024.

	Stock Awards
Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(4) ($)
Kent Landvatter	6/9/2022(1)	—	—	14,315	$228,754
Kent Landvatter	4/18/2023(1)	—	—	37,333	$596,581
Kent Landvatter	5/28/2024(2)	—	—	72,000	$1,150,560
Kent Landvatter	7/3/2024(2)(3)	—	—	18,000	$287,640
James F. Noone	6/9/2022(1)	—	—	4,295	$68,634
James F. Noone	4/18/2023(1)	—	—	16,000	$255,680
James F. Noone	5/28/2024(2)	—	—	56,000	$894,880
James F. Noone	7/3/2024(2)(3)	—	—	14,000	$223,720
Robert Wahlman	5/28/2024(2)	—	—	28,000	$447,440
Robert Wahlman	7/3/2024(2)(3)	—	—	7,000	$111,860

(1)
Restricted stock award granted pursuant to the 2019 Plan. These shares vest ratably on each of the first three anniversaries of the grant date based on achievement of specified levels of the Bank’s return on average assets.

(2)
Restricted stock award granted pursuant to the 2019 Plan. These shares vest in five equal installments on the first five anniversaries of May 28, 2024, subject to continued service on the vesting date.

(3)	80% of the restricted stock award became effective as of May 28, 2024; the remaining 20% of the restricted stock award became effective on July 3, 2024.
(4)	The market value of unvested awards is based on $15.98, the closing price of our common stock on December 31, 2024 as reported by the Nasdaq Stock Market LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of transactions since January 1, 2023 to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees for election as directors), executive officers or beneficial holders of 5% or more of our capital stock, or their respective immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Policies and Procedures Regarding Related Party Transactions
Transactions by us or the Bank with related persons are subject to regulatory requirements and restrictions. We have adopted written policies to comply with regulatory requirements and restrictions applicable to transactions by the Bank or us with related persons, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).
In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and Nasdaq concerning related party transactions. A related party transaction is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, in which we or the Bank participate (whether or not we or the Bank are a direct party to the transaction), and in which a related party had, has or will have a direct or indirect material interest. Our related parties include our or any of the Bank’s directors (including nominees for election as directors), executive officers, beneficial owners of 5% or more of our voting securities and immediate family members of any of the foregoing or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest.
Our related party transaction policy is administered by our Audit Committee. This policy requires the Audit Committee to ensure that we maintain an ongoing review process for all related party transactions for potential conflicts of interest and requires that our Audit Committee pre-approve any such transactions or, if for any reason pre-approval is not obtained, to review, ratify and approve or cause the termination of such transactions. Our Audit Committee evaluates each related party transaction to determine whether the transaction is fair, reasonable and permitted to occur under our policy, and should be pre-approved or ratified. Relevant factors considered relating to any approval or ratification will include the benefits of the transaction to us, the terms of the transaction and whether the transaction will be or was on an arm’s-length basis and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least quarterly, management provides our Audit Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, are subject to termination by us or the Bank, if so directed by our Audit Committee or our Board of Directors, considering factors deemed appropriate and relevant.
Ordinary Banking Relationships
Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have entered into transactions with the Bank in the ordinary course of business. These transactions include deposits, loans and other financial services-related transactions. Related party transactions are entered into in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. Any loans we originate with officers, directors or principal shareholders, as well as their immediate family members and affiliates, are approved by our Board of Directors in accordance with the Bank’s regulatory requirements.
As of December 31, 2024, our officers, directors and beneficial holders of 5% or more of our capital stock as well as their immediate families and affiliated companies, as a group, were not indebted directly or indirectly to us, while deposits from this group totaled $2.1 million as of such date. As of December 31, 2024, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.

BFG Transactions
In 2014, we launched our SBA 7(a) lending program and began receiving loan referrals from Business Funding Group, LLC (“BFG”), a nationally significant referral source of SBA loans and the Bank’s primary SBA referral source. In 2024 and 2023, BFG was the primary source of SBA loan referrals for the Bank.
Standstill Agreement. We are party to a Standstill Agreement with BFG, dated January 19, 2016 (the “Standstill Agreement”), whereby BFG agreed, among other things, not to acquire shares of our common stock, participate in the solicitation of proxies or otherwise seek to acquire control of our Company. The Standstill Agreement was entered into in connection with BFG’s acquisition of our common stock. BFG no longer owns shares of our common stock. The Standstill Agreement by its terms will continue until our regulators approve a change of control of the Company.
Option to Acquire BFG. To further strengthen our relationship with BFG, we obtained a right of first refusal and an option to acquire 100% of BFG. Subject to the terms of the Right of First Refusal and Option Agreement, dated as of March 31, 2020, we were granted an option to acquire all of the ownership interests in BFG at any time after January 1, 2021 through January 1, 2028, at an earnings multiple mutually agreed upon by us and BFG or as determined by an independent third party provided that the earnings multiple shall not be less than 10 times BFG’s net profit based on the fiscal year ended immediately prior to the exercise of the option nor greater than 15 times BFG’s net profit. In addition, the Company has the right of first refusal, prior to the Company exercising its option, to acquire any ownership interests that any individual owner of BFG wishes to sell. As consideration for the right of first refusal and option, we issued warrants to each BFG member (other than the Company) with the right to acquire shares of our common stock on a pro rata basis according to each such person’s percentage ownership in BFG, not exceeding an aggregate of 270,000 shares, at an exercise price of $6.67 per share. The warrants will expire on March 31, 2028. The exercise of our right of first refusal or our option, and the exercise of warrants to acquire our common stock by BFG members, are subject to all required regulatory approvals, including the Federal Reserve Bank and UDFI.
Ownership of BFG Membership Interests. On July 25, 2023, we entered into a Membership Purchase Agreement, as amended (the “Purchase Agreement”) with BFG and four members of BFG (“Sellers”). Pursuant to the Purchase Agreement, we acquired an additional 10% non-voting ownership interest in BFG (the “Transaction”). On February 5, 2024, the Transaction was consummated and we issued in the aggregate 339,176 shares of our Common Stock, par value $0.001 per share, in a private placement to the Sellers in exchange for their 10% aggregate non-voting ownership interest in BFG. When combined with our existing 5.3% non-voting ownership interest and 4.7% voting ownership interest in BFG, we have a 20% ownership interest in BFG comprising a 4.7% voting ownership and a 15.3% nonvoting ownership interest.
During the years ended December 31, 2024 and 2023, we received distributions from BFG of $0.6 million and $0.7 million, respectively. During the years ended December 31, 2024 and 2023, we paid commission fees to BFG in the amounts of $2.8 million and $5.2 million, respectively.

REPORT OF THE AUDIT COMMITTEE
The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.
The Audit Committee has (i) reviewed and discussed our consolidated audited financial statements for fiscal year ended December 31, 2024 with our management; (ii) discussed with Moss Adams LLP, our independent registered public accounting firm, all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and (iii) received the written disclosures and the letter from Moss Adams LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Moss Adams LLP’s communications with the Audit Committee concerning independence, and discussed with Moss Adams LLP its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board that our consolidated audited financial statements for the year ended December 31, 2024 be included in our Annual Report on Form 10-K for the year ended December 31, 2024.

AUDIT COMMITTEE
By:    Jeana Hutchings, Chair
Susan Ehrlich
Howard I. Reynolds
Gerald E. Cunningham

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
FISCAL YEAR 2025

Shareholders will also be asked to ratify the Audit Committee’s appointment of Moss Adams LLP (“Moss Adams”) to audit the books and accounts of the Company for the fiscal year ended December 31, 2025. Moss Adams has served as the Company’s independent registered public accounting firm since 2018.
A representative of Moss Adams is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.
Audit Fees and Services
The following table shows the fees paid or accrued by the Company for the audit and other services provided by Moss Adams during each of the fiscal years ended December 31, 2024 and 2023:

	Fiscal year ended December 31,
	2024	2023
Audit Fees(1)	$410,000	$455,600
Audit-Related Fees(2)	28,500	27,300
Tax Fees(3)	265,000	37,373
All Other Fees	—	—
Total Fees	$703,500	$520,273

(1)Audit Fees includes fees related to the Company’s annual independent financial statement audit, quarterly reviews, assessment of the Company’s internal control over financial reporting, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees include fees associated with the Company’s employee benefit plan audit and consultations concerning financial accounting and reporting standards.
(3)Tax Fees include fees for tax services rendered in preparation of state and federal tax returns for the Company and Bank, as well as allowable consultations regarding certain tax matters.
The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Moss Adams.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2024 and 2023 services described above were pre-approved by the Audit Committee. The Audit Committee has delegated to its Chairman authority to approve a request for pre-approval provided that the same is submitted to the Audit Committee for ratification at its next scheduled meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025

ANNUAL REPORT TO SHAREHOLDERS
Our 2024 Annual Report has been made available to shareholders and is posted on our website at www.finwisebancorp.com under the “Investor Relations-Financials” tab. A copy of the 2024 Annual Report may be obtained without charge by any shareholder upon written request to Investor Relations, FinWise Bancorp, 756 East Winchester Street, Suite 100, Murray, UT 84107.
The 2024 Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING
Any shareholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the shareholders at the 2026 annual meeting of shareholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than December 30, 2025, or 120 days prior to the anniversary date that we released this Proxy Statement to our shareholders for the Annual Meeting, and must meet all other requirements for inclusion in the proxy statement. As provided in the Bylaws, if a shareholder intends to nominate an individual for election to our board of directors directly or to present a proposal for new business to be considered at the 2026 annual meeting of shareholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Corporate Secretary at our principal executive offices not earlier than December 28, 2025 and no later than January 27, 2026, or not more than 180 days nor less than 150 days before the first anniversary date of the previous year’s annual meeting; provided, however, in the event that the date of the 2026 annual meeting is changed by more than thirty (30) days from the first anniversary date of the previous year’s annual meeting, notice by the shareholder will be considered timely if it is delivered not earlier than the 180th day prior to the 2026 annual meeting and no later than the close of business on the tenth day following the date on which public notice of the date of the 2026 annual meeting is first made. Proposals received by the Company outside of these timelines will be considered untimely. If a shareholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal. Additionally, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 27, 2026, or 60 days prior to the anniversary of the Annual Meeting, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the shareholder. If the date of the 2026 annual meeting is changed by more than 30 days from the anniversary of the Annual Meeting, then such notice must be provided by the later of 60 days prior to the date of the 2026 annual meeting or the tenth day following the day on which the Company publicly announces the date of the 2026 annual meeting. In order to comply with Rule 14a-19, the notice must be postmarked or transmitted electronically on or before the applicable deadline. The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under our bylaws as described above.

OTHER BUSINESS
As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the Annual Meeting requiring action of the shareholders. However, if any other matters requiring the vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the Annual Meeting for any reason.

SHAREHOLDERS SHARING THE SAME ADDRESS
The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of the Proxy Statement, the Annual Report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.
Under applicable law, if you consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of the Proxy Statement, the 2024 Annual Report, and other proxy materials to your address for all residents that own shares of Company common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other intermediary. If you are receiving multiple copies of the Proxy Statement, the 2024 Annual Report, and other proxy materials, you may be able to request householding by contacting your broker, bank or other intermediary. Upon written or oral request, we will promptly deliver a separate set of the Proxy Statement, the 2024 Annual Report or other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. If you wish to request copies free of charge of the Proxy Statement, the 2024 Annual Report or other proxy materials, please send your request to Investor Relations, FinWise Bancorp, 756 East Winchester Street, Suite 100, Murray, UT 84107, or call the Company with your request at 877-794-2410.

SCAN TO
VIEW MATERIALS & VOTE

FINWISE BANCORP
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/25/2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/25/2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following Class II Directors:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors:

Nominees

01) Kent Landvatter 02) Howard I. Reynolds

The Board of Directors recommends you vote FOR proposal 2.

NOTE: Such other matters that may properly be brought before the meeting and any adjournments or postponements of the meeting.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000676409_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com

FINWISE BANCORP
Annual Meeting of Shareholders
June 26, 2025 10:00 A.M. MDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael O'Brien and Robert Wahlman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FinWise Bancorp that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 10:00 A.M. MDT, local time on June 26, 2025, at Jordan Commons Megaplex Theatres, Capra Room, 9335 South State Street, Sandy, UT 84070 or such other place or by means as the Board of Directors may determine, and any adjournment or postponement thereof, with all the powers the shareholder(s) would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

0000676409_2 R1.0.0.2